Exhibit 10.2

CSPI

SUPPLEMENTAL RETIREMENT INCOME PLAN

CSP Inc, a Massachusetts corporation (the “Company”) hereby establishes this Supplemental Retirement Income Plan (the “Plan”), effective as of January 1, 1986, for the purpose of promoting in certain highly compensated or supervisory Key Employees of long service to the Company the strongest interest in the successful operation of the Company and increased efficiency in their work and to provide to such Key Employees benefits upon retirement, death, disability or other termination of employment, in consideration of services to be performed after the date of this Agreement but prior to such Key Employees’ retirement.

1. Definitions

A. Actuarial - Shall describe actuarial calculations based on the 1970 Group Annuity Mortality Tables and a presumed 7.5% interest rate or on accepted tables and interest rates prevailing at the time the calculation is made and in accordance with accepted actuarial standards.

B. Administrative Committee - “Administrative Committee” shall mean the committee appointed pursuant to Section 4 of the Plan.

C. Age - “Age” shall mean the age of the person as of his last birthday.

D. Disability - “Disability” shall mean, if the Participant is insured under a life insurance policy the premiums for which are paid by the Company, and which policy contains a “waiver of premium” benefit, the definition of total disability contained in the insurance policy. If the Participant is not insured under such a life insurance policy, the Company shall, in its complete and sole discretion, determine whether the Participant is disabled for the purposes of the Plan.

E. Early Retirement Date - “Early Retirement Date” shall mean the first day of the month after a Participant attains eligibility for early retirement under the Company’s Qualified Plan.

F. Key Employees - “Key Employees” employees of the Company all of whom are management or supervisory employees long employed with the Company.

G. Normal Retirement Date - “Normal Retirement Date” shall mean the first day of the month following the month in which a Participant reaches age 65 for participants who have not attained the age of 60 on the date of inception of this plan. For participants who have attained age 60, the “Normal Retirement Date” for purposes of this plan shall be age 70.

H. Participant - “Participant” shall mean a Key Employee of the Company who has entered into a Participation Agreement with the Company.

I. Participation Agreement - “Participation Agreement” shall mean a written agreement between a Key Employee and the Company whereby the Key Employee agrees to participate in the Plan.

J. Retirement - “Retirement” shall mean a Key Employee’s Termination of Employment (i) after reaching his Early or Normal Retirement Date; (ii) by reason of Disability; or (iii) with the written approval of the Administrative Committee.

K. Qualified Plan - “Qualified Plan” shall mean the Company’s Qualified Pension Plan or any successor Retirement Pension Plan or Plans maintained by the Company which qualify under IRC Sections 401-415.

L. Termination of Employment - “Termination of Employment” shall mean the Participant’s ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, including by reasons of death or disability.

2. Eligibility. All of the Key Employees in this Plan shall be entitled to participate if they enter into a Participation Agreement with the Company before May 27, 1986.

A Participant shall cease to be a Participant at Termination of Employment, or upon revocation by the Administrative Committee of the Participant’s status as a Key Employee. However, the employment of a Participant shall not be deemed to be terminated by reason of an approved leave of absence granted in accordance with uniform rules applied in a non-discriminatory manner.

If a Participant terminates his employment and is subsequently re-employed by the Company, he shall not become a Participant again.

3. Payment of Benefits.

3.1 Benefits Upon Normal Retirement. Upon a Participant’s Termination of Employment on or after the Normal Retirement Date, the Company shall pay to the Participant, as compensation for services rendered prior to such date, the benefits described in his Participation Agreement.

3.2 Benefits Upon Early Retirement. Upon a Participant’s Termination of Employment after reaching the Early Retirement Date or with the consent of the Administrative Committee, the Company shall pay to the Participant, as compensation for services rendered prior to such date, the benefits described in his Participation Agreement.

The Participant may elect, on or before December 31 of the year prior to Termination of Employment, to defer commencement of payment of the early retirement benefit to a date not later than the Normal Retirement Date. Such election shall be in writing and submitted to the Administrative Committee. If a Participant elects to defer payment of the benefit to a date prior to the Normal Retirement Date, the Company shall pay to the Participant a benefit which is the actuarial equivalent of the normal retirement benefit, based upon the Participant’s age at said date.

3.3 Benefits Upon Disability. Upon a Participant’s Termination of Employment prior to the Normal Retirement Date due to Disability, the

Administrative Committee may, in its sole discretion, pay a disability benefit to the Participant as described in the Participant’s Participation Agreement with the Company.

The Disability benefit shall reduce the retirement benefit payable to the Participant hereunder. The disability benefit may be waived in writing by the Participant prior to the commencement of payments under this Section 3.3. In the event of such waiver or if the Administrative Committee shall determine not to pay a Disability benefit, the Participant shall be considered, notwithstanding such Termination of Employment, to continue to be a Participant in this Plan, and in the event the Participant lives to the Early Retirement Date, the Participant shall be entitled to receive the early retirement benefit described in Section 3.2.

3.4 Benefits upon other Termination of Employment. Upon a Participant’s Termination of Employment for reasons other than death or retirement (including disability), the benefits hereinabove provided for shall be reduced by the proportion which the period from the date of his termination to the date on which he would attain his normal retirement age bears to the whole period from the inception of his service for the company to the date on which he would have attained his normal retirement age. If the termination is a voluntary resignation on the part of the Participant the benefit shall be further reduced by half.

3.5 Survivorship Benefits.

a. Prior to Commencement of Normal or Early Retirement Benefits. If a Participant dies prior to commencement of the normal or early retirement benefit payments under the Plan, the Company shall pay to the Participant’s beneficiary a survivor’s benefit which is described in the Participant’s Participation Agreement.

b. After Commencement of Benefits. If a Participant dies after normal or early retirement benefit payments have commenced, but prior to receiving all of the scheduled monthly payments, the Company shall pay the remaining monthly payments to the Participant’s beneficiary.

3.6 Recipients of Payments: Designation of Beneficiary. All payments to be made by the Company shall be made to the Participant, if living. In the event of a Participant’s death prior to the receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the beneficiary or beneficiaries of the Participant. In the event a beneficiary dies before receiving all the payments due to such beneficiary pursuant to this Plan, the then-remaining payments shall be paid to the legal representatives of the beneficiary’s estate. The Participant shall designate a beneficiary by filing a written notice of such designation with the Administrative Committee in such form as the Administrative Committee may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. The Participant’s beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant’s spouse, in the event of dissolution of marriage. If the Participant’s Compensation constitutes community property, then any beneficiary designation made by the Participant other than a designation of such Participant’s spouse shall not be effective if any such beneficiary or beneficiaries are to receive more than fifty percent (50%) of the aggregate benefits payable hereunder unless such spouse shall approve such designation in writing. If no designation shall be in effect at the time when any benefits payable under this Plan shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, to the Participant’s children and their issue by right of representation, or, if none, to the legal representatives of the Participant’s estate.

In the event a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Administrative Committee may pay such benefit to the guardian, legal representatives or person having the care or custody of such minor, incompetent or person.

The Administrative Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Administrative Committee and the Company from all liability with respect to such benefit.

4. Administration and Interpretation of the Plan. The Board of Directors of the Company shall appoint an Administrative Committee consisting of three (3) or more persons to administer and interpret the Plan. Interpretation by the Administrative committee shall be final and binding upon a Participant. The Administrative Committee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

5. Claims Procedure. If the Participant or the Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within sixty (60) days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision. The notice of the Administrative Committee’s decision shall be in writing, sent by mail to Claimant’s last know address, and, if a denial of the claim, must contain the following information:

a. the specific reasons for the denial;

b. specific reference to pertinent provisions of the Plan on which the denial is based; and

c. if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

6. Review Procedure.

a. A Claimant is entitled to request a review of any denial of his claim by the Administrative Committee. The request for review must be submitted in writing within sixty (60) days of mailing of notice of the denial. Absent a request for review within the sixty (60) day period, the claim will be deemed to be conclusively denied. The Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.

b. If the request for review by a Claimant concerns the interpretation and application of the provisions of this Plan and the Company’s obligations, then the review shall be conducted by a separate committee consisting of three persons designated or appointed by the Administrative Committee. The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty (60) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the committee may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the separate committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

7. Life Insurance and Funding. The Company in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

The rights of the Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Company. Any insurance policy or other assets acquired by or held by the Company in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged, and unrestricted asset of the Company.

8. Assignment of Benefits. Neither the Participant nor any beneficiary under the Plan shall have any right to assign the right to receive any benefits hereunder, and in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder.

9. Employment Not Guaranteed by Plan. Neither this Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as a Key Employee or as an employee of the Company for any period.

10. Taxes. The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

11. Amendment and Termination. The Board of Directors of the Company may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify any benefit payable to a Participant or his beneficiary as a result of the death or Retirement of such Participant prior to such amendment or termination.

12. Construction. The Plan shall be construed according to the laws of the state of Massachusetts.

13. Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Administrative Committee shall be in writing and in such form as the Administrative Committee shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Company’s offices at 40 Linnell Circle, Billerica, MA 01821.

14. Captions. The captions at the head of a section or a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for purpose of interpreting any provision of this Plan.

15. Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

16. Binding Agreement. The provisions of this Plan shall be binding upon the Participant and the Company and their successors, assigns, heirs, executors and beneficiaries.

ADOPTED pursuant to resolution of the Board of Directors of the Company this 27 day of May, 1986.